UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008 (July 16, 2008)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS.

On July 16, 2008, Sterling Bancshares, Inc. (the “Company”) determined that it would be required to take a material charge of $3.7 million to increase its provision for loan losses on one of the Company’s energy related commercial borrowers (the “Borrower”). The Borrower indicated it may file for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the next week. The Company’s total exposure to Borrower is $29.2 million, which is comprised of the Company’s initial loan participation interest of $20.0 million and the Company’s obligation to purchase from another lender in the third quarter an additional $10 million of loans made by Borrower (the “Loan Interests”) for $9.2 million. The total charge related to the impairment of the Loan Interests for the second quarter is $3.7 million. Upon closing the purchase of the additional $10 million of loans, the Company intends to take an additional charge of $600 thousand, which will be recorded in the third quarter.

At this time, the Company is unable to estimate the amount of future cash expenditures that will result from the impairment of the Loan Interests. The ultimate amount of the impairment to the Loan Interests may be higher or lower than the charge amounts described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: July 21, 2008	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel